UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 25, 2016, the Board of Directors of American Water Works Company, Inc. (the “Company”) appointed Veronica M. Hagen to serve as an independent director of the Company, with a term expiring at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”).  Ms. Hagen has been appointed to serve on the Compensation and Nominating/Corporate Governance Committees of the Board of Directors.

In accordance with the Board of Directors’ compensation arrangements currently in effect, Ms. Hagen will receive for the remainder of the current quarter the prorated amount of her $75,000 director annual cash retainer, as well as reimbursement for expenses incurred in attending board and committee meetings.  Ms. Hagen will also be paid, for her service until the Annual Meeting, in stock units, each of which represents a contractual right to receive one share of the Company’s common stock within 30 days following the date specified in the stock unit grant agreement.  The stock units will represent the prorated share of her $95,000 annual equity compensation.

Ms. Hagen does not have any direct or indirect material interest in any transaction in which the Company is or is to be a participant and which would require reporting under Item 404(a) of Regulation S-K.

On February 26, 2016, American Water Works Company, Inc. issued a press release announcing the appointment of Ms. Hagen as an independent director of the Company.  A copy of the press release has been included as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit has been filed herewith:

Exhibit No.	Description of Exhibit

99.1*	Press Release, dated February 26, 2016, issued by American Water Works Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated: February 26, 2016	By:	/s/ MICHAEL A. SGRO
Michael A. Sgro
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1*	Press Release, dated February 26, 2016, issued by American Water Works Company, Inc.